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                                                    Exhibit 10(B)

EXECUTION COPY

               EMPLOYMENT AGREEMENT

     THIS AGREEMENT, dated as of March 20, 1997, by and between UNITEL VIDEO, INC., a Delaware corporation (herein
"Employer") and MARK MILLER, an individual residing at 55
Flintlock Lane, Bell Canyon, California  91307 (herein
"Employee").

                      W I T N E S S E T H :

     WHEREAS, it is currently contemplated that Editel Los
Angeles and Unitel/ Hollywood, both divisions of Employer, shall be merged (the new entity consisting of the merged divisions of Editel Los Angeles and Unitel/ Hollywood being hereinafter referred to as the "Merged Division"); and

     WHEREAS, Employer desires that Employee perform certain duties and have certain responsibilities for both
Unitel/Hollywood and the Merged Division and Employee accepts such duties and responsibilities in accordance with the terms of this Agreement;

     NOW THEREFORE, in consideration of the premises and the agreements herein contained, Employer and Employee agree as follows:

Section 1.          Employment.

     A. Employee shall perform such duties and exercise such powers on behalf of Employer and have such responsibilities as are consistent with the position of (1) for so long as Unitel/Hollywood is in existence, "President
- Unitel/Hollywood" and (2) upon the establishment of the Merged Division, "Chief Operating Officer of the Merged
Division" and such additional duties as shall be reasonably designated from time to time by or at the direction of Employer, together with any other function as might be deemed required and necessary for the advancement of the interests of Employer.

     B. Employee shall devote his best efforts and his time, knowledge, skill, attention and energy to the business of Employer in the advancement of the interests of Employer. Employee will not engage in any activities that would interfere with his ability to discharge his responsibilities as an employee of Employer.

     C. Employer shall have the right at any time, and from time to time, to modify the duties to be performed by Employee, or the powers exercised by him, consistent with the discharge of his responsibilities as President of Unitel-Hollywood and Chief Operating Officer of the Merged
Division.

Section 2.          Term of Employment.

     A. Employee's employment under this Agreement shall be for a period commencing on March 1, 1997 and ending on February 28, 1999 (such period being, the "Employment
Period").

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     B.   Notwithstanding the terms of paragraph A of this
section, Employee's employment is subject to termination by Employer or Employee in accordance with the provisions of
Section 5 of this Agreement.

Section 3.          Compensation.

     A. In consideration for the services to be rendered by Employee hereunder and in consideration of the covenants herein given by Employee, Employer shall pay to Employee an annual salary equal to (1) One Hundred Seventy Eight Thousand Five Hundred Dollars ($178,500) (the "Base Salary") during the period from March 1, 1997 through February 28, 1998 and (2) a percentage increase in the Base Salary equal to the percentage increase in the Consumer Price Index, All Urban Consumers in the Los Angeles Metropolitan Area (or its successor index), as published by the Bureau of Labor Statistics of the Department of Labor, from January 30, 1998 ( or as near a date as is available) compared to January 30, 1997 (or the corresponding date in the prior year, as applicable) for the period from March 1, 1998 through February 28, 1999 (for example, if the Consumer Price Index increases by 3% from January 30, 1997 to January 30, 1998, Employee shall receive an annual salary equal to $183,855 during the period from March 1, 1998 through February 28,
1999), payable in accordance with Employer's usual payroll practices, and subject to such withholdings as may be required by law or by the terms of any applicable benefit plan(s).

     B. Provided that for the months of September 1, 1996 through the earlier of August 31, 1997 and the date that Unitel/Hollywood ceases operation (such months being, the "Base Period") Unitel/Hollywood achieves pre-tax net income, Employee shall be paid bonus compensation for the Base Period equal to five (5%) percent of the pre-tax net income of Unitel/Hollywood for the Base Period. For all fiscal years of Employer after August 31, 1997 and during the Employment Period, Employee shall be paid bonus compensation in respect of each such fiscal year equal to three (3%) percent of the pre-tax net income of the Merged Division for such fiscal year. Bonus compensation in respect of any period (except the Base Period) during the Employment Period which is shorter than a full fiscal year shall be pro rated. Bonus compensation shall be subject to withholding as required by law and shall be paid in accordance with Employer's customary practices.

     C. Employee shall be paid bonus compensation equal to one percent (1%) of revenues ("Long Form Revenues"), determined on an accrual basis, in respect of all long-form services (such term being defined by reference to the manner in which the customer base was divided between Editel Los Angeles and Unitel/Hollywood in March, 1997) provided by Editel Los Angeles, Unitel/Hollywood and the Merged Division for the period from June 1, 1997 through May 31, 1998. For purposes of calculating Long Form Revenues, there shall not be included any revenues in respect of food, telephone, messengers or any other out-of-pocket costs or any applicable taxes. Bonus compensation shall be subject to withholding as required by law and shall be paid in accordance with Employer's customary practices.

     D. Subject to the approval of the Board of Directors of Unitel Video, Inc., Employee shall receive options to purchase 10,000 shares of the common stock of Unitel Video, Inc., exercisable as determined by the Board of Directors pursuant to the Unitel Video, Inc. 1992 Stock Option Plan.

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     E.   Employee acknowledges that his responsibilities
are those of a bona fide professional, whose work is original and creative and requires the theoretical and practical application of highly specialized knowledge and whose knowledge has been acquired through a prolonged course of specialized training and experience. As such, he is exempt from the maximum hours and minimum pay requirements of the Fair Labor Standards Act and similar state laws.

Section 4.          Benefits.

     A. During the Employment Period, Employee shall be eligible to participate in such pension, insurance, medical, disability and other employee benefit plans of Employer which may be in effect from time to time, to the extent his is eligible under the terms of those plans on the same basis as other similarly situated employees of Employer.

     B. Employee shall receive five (5) weeks of vacation during each annual period during the Employment Period, calculated and taken in accordance with Employer policy.
Employee hereby acknowledges and agrees that as of March 1, 1997 Employee was entitled to a total of 35 accrued and unused vacation days.

     C. Employer will pay for (i) lease payments on one automobile leased by Employee and utilized for business purposes not to exceed a maximum of $600 per month
(including sales taxes) and (ii) the cost of insurance and maintenance for such automobile.

Section 5.          Termination.

     A. Employee's employment and his rights hereunder shall terminate on the first to occur of the following dates:

               (i)   the expiration of the Employment
                     Period;
               (ii)  the date on which Employer gives
                     Employee written notice of
                     termination for cause pursuant to
                     subsection (B) hereof;
               (iii) upon Employee's death; or
               (iv)  at the option of Employer, at the
                     expiration of the maximum period of
                     leave pursuant to the federal Family
                     Medical Leave Act (if applicable to
                     Employee) or 60 days after the onset
                     of the Employee's disability, whichever
                     is later.

     B. Should Employee (in the reasonable opinion of Employer, which shall not be conclusive on Employee for purposes of exercising his rights set forth in the last sentence of this subsection B) (i) fail, neglect or refuse
(other than by reason of mental or physical disability) to perform or observe any or all of his obligations hereunder at the time and in the manner herein provided; (ii) commit an act of dishonesty, gross negligence or willful misconduct, including, without limitation, fraud or embezzlement; (iii) make or be found to have made any false representation or warranty herein; (iv) be in breach of any material covenant or other obligation contained in this Agreement; (v) be convicted of a felony or any crime involving moral turpitude; or

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(vi) be found to be in possession or under the influence
of illegal drugs, Employer may upon written notice, at its option, terminate this Agreement, and thereupon be released and discharged from all further obligations provided for herein, but such termination shall not affect any liability of Employee to Employer for any loss or damages to Employer caused by, or arising out of, the conduct of Employee resulting in his termination under this subsection (B). Notwithstanding the above but without limiting Employer's rights in any manner, Employee shall be free to contest the validity and reasonableness of Employer's determination regarding any termination for cause, and in the event such determination and/or termination is found to be unreasonable or in bad faith, Employer's obligations under this Agreement will not be terminated nor discharged.

     C. At any time after January 1, 1998, Employee shall be entitled to terminate his employment hereunder in the event that he is unable in good faith to work together with Mr. Al Walton, President and Chief Executive Officer of the Merged Division; provided that Employee notifies Employer subsequent to the aforementioned date and gives Employer thirty days to endeavor to settle any disagreements between the two individuals. If at the end of such thirty-day period a settlement has not been reached, Employee may upon written notice terminte his employment hereunder and be entitled to severance in an amount equal to one week of his then current salary for each year of employment with Employer.

Section 6.     Non-Disclosure Covenant;
               Ownership of Proceeds of Employment

     A. Employee shall not, at any time during the term of this Agreement or thereafter, except in the performance of his duties hereunder, communicate or disclose to any person, or use for his own account, without the prior written consent of Employer, any knowledge or information concerning any patents, inventions or equipment used in, or any secret or confidential information (including, without limitation, any customer lists or trade secrets) acquired by Employee by reason of his employment hereunder concerning the business and affairs of Employer or any of its affiliates. Employee shall retain all such proprietary and confidential information in trust for the sole benefit of Employer and its successors and assigns.

     B. Employer shall be the sole owner of all the fruits and proceeds of Employee's services hereunder all of which Employee will promptly disclose to Employer, including, but not limited to, all formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other intellectual properties which Employee may create in connection with and during the Employment Period, free and clear of any claims by Employee (or anyone claiming through or under him) of any kind or character (other than his right to compensation hereunder). All copyrightable works created by Employee and covered by this paragraph shall be deemed to be Works for Hire. Employee shall, at the request of Employer, execute such assignments, certificates or other instruments as Employer may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties. If employee is unable or unwilling to perform such acts, Employee hereby appoints Employer his attorney-in-fact with full power and authority to execute any and all documents and take such other action as is necessary to accomplish the foregoing.

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     C.   All memoranda, notes, records, and other documents
made or compiled by Employee, or made available to him during his employment by Employer, concerning the business of Employer, shall be Employer's property and shall be delivered to Employer on the termination of this Agreement or at any other time on request.


Section 7.          Covenants not to Compete;
                    Non-Interference.

     A    Except in the course  of his employment or upon
the prior written consent of Employer, Employee shall not at any time during the Employment Period ( i ) render services or advice, for compensation or otherwise, to any other person or entity as an employee, consultant or independent contractor or otherwise; or ( ii ) enter into any other business affiliation, including, without limitation, the establishment of a proprietorship or the participation in a partnership or joint venture. Notwithstanding the foregoing, Employer hereby gives its consent to Employee's participation solely in an advisory capacity as a consultant in the business of Electric Film Center provided that the amount of time spent by Employee in such advisory role is di minimis and does not otherwise interfere with the performance of his obligations hereunder as determined by Employer and provided further that Employee shall not represent that Employer is involved in any manner in the business or operation of Electric Film Center. In the event that Employer determines that Employee's participation in the business of Electric Film Center is excessive and/or interferes with the performance of his duties hereunder, Employee shall cease or modify his participation in the business of Electric Film Center, as requested by Employer.

     B. Employee shall not, at any time during the Employment Period and for six (6) months after termination pursuant to Section 5, for compensation or otherwise, acting alone or in conjunction with others, directly or indirectly, as a stockholder, investor, officer or director of a corporation in which he possesses, directly or indirectly, the power to direct or cause the direction of management or policies (including without limitation a 10% or more holder of the voting securities of a corporation), or as sole proprietor or member of a partnership in all cases:

          (i)     for his own account or for the account
of any other person, engage, hire, employ or solicit the employment of any person who is then or has been, within three (3) months prior thereto, an officer, manager or employee of Employer, whether or not such person would commit a breach of his or her contract of employment by reason of leaving the services of Employer; or

          (ii)    take advantage of any corporate
opportunity of Employer.

     C. The restrictions contained in this section are considered reasonable by the parties and it is the intent of the parties that such restrictions and the other provisions of this Section be enforced to the fullest extent permissible under the laws and the public policies applied in each jurisdiction in which enforcement is sought.

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Section 8.          Compliance With Other Agreements.

          Employee represents and warrants to Employer that ( i ) he is legally free to make and perform this Agreement; and ( ii ) he has no obligation to any other person or entity that would or will affect or conflict with any of his obligations hereunder.

Section 9.          Full and Complete Agreement; Amendment.

          This Agreement constitutes the full and complete understanding and agreement of the parties and supersedes all prior understandings and agreements regarding Employee's employment by Employer. This Agreement may be modified only by a written instrument executed by both parties.

Section 10.         Waiver.

          No waiver by either party of any failure or refusal to comply with its or his obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

Section 11.         Partial Invalidity.

          If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 12.         Successors and Assigns.

          This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any person or entity with which Employer may merge or consolidate or to which it may transfer all or substantially all of its assts. With respect to Employee, this Agreement, being personal, cannot be assigned.

Section 13.         Authorizations.

          Employer warrants and represents that the person executing this Agreement on behalf of Employer has full right and authority to bind Employer corporation, and was and is authorized in every manner and respect to enter into this Agreement.

Section 14.         Attorney's Fees/Costs

          In the event of any dispute, action or proceeding under or arising out of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs.

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Section 15.         Notices.

          All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile, or five (5) days after being mailed by registered or certified first class mail, postage prepaid, return receipt requested, in the case of Employer, to its President at 515 West 57th Street, New York, New York 10019 with a copy to Karen C. Lapidus, Esq., General Counsel, at 515 West 57th Street, New York, New York 10019 and, in the case of Employee, to 55 Flintlock Lane, Bell Canyon, California 91307 or to Employee at his last known address, with a copy to Howard S. Hornreich, Esq., attorney for Employee, 23101 144th Avenue S.E., Kent, Washington 98042, or to such other address as such party shall have specified by notice to the other party hereto.

Section 16.         Jurisdiction.

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to the principles of conflicts of laws), the principal place of business of Employer. The parties agree that the courts of the State of New York and of the State of California shall have exclusive jurisdiction over all matters of this Agreement and either party may bring suit in either of such jurisdictions. The venue of such action shall be in New York County or Los Angeles County, as applicable.

Section 17.         Effectiveness.

          Although dated the above date for convenience, this Agreement shall govern the employment relationship between the parties for the entire Employment Period.


          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.


UNITEL VIDEO, INC.                      MARK MILLER

By: /s/ Barry Knepper                   By: /s/ Mark Miller

Title: Chief Executive Officer          Title: President

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